Exhibit 3.1

EXECUTION COPY

CERTIFICATE OF CONVERSION

OF

LORILLARD, INC.

FROM A CORPORATION TO A LIMITED LIABILITY COMPANY

June 12, 2015

This CERTIFICATE OF CONVERSION (this “Certificate”) is made pursuant to Section 18-214 of the Delaware Limited Liability Company Act (the “Act”) and is hereby filed with the Secretary of State of the State of Delaware pursuant to Section 18-206 of the Act.

1. The name of the converting corporation immediately prior to the filing of this Certificate is Lorillard, Inc. (the “Converting Corporation”).

2. The jurisdiction where the Converting Corporation was first incorporated, and the jurisdiction of the Converting Corporation immediately prior to the filing of this Certificate, is the State of Delaware.

3. The date on which the Converting Corporation was first incorporated is April 16, 1997.

4. The name of the limited liability company into which the Converting Corporation is being converted (the “Converted Entity”), as set forth in the Certificate of Formation of the Converted Entity, is Lorillard, LLC.

5. This Certificate shall be effective at 11:58pm Eastern Time on June 12, 2015.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

LORILLARD, INC.

By:	/s/ McDara P. Folan, III
Name:	McDara P. Folan, III
Title:	President and Chief Executive Officer